UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 21, 2009

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 21, 2009, Sequenom, Inc. (“Sequenom”) entered into an Asset Purchase Agreement (the “Agreement”) by and among Sequenom, Sequenom Center for Molecular Medicine, LLC, a Michigan limited liability company and a wholly owned subsidiary of Sequenom (“Purchaser”), SensiGen, LLC, a Michigan limited liability company (“Seller”), and George Smith (solely to act as the representative of the members of Seller), pursuant to which Purchaser has agreed to acquire certain assets from Seller related to Seller’s business in gene-based molecular diagnostic tests relating to cervical cancer, head and neck cancer, chronic kidney disease and lupus (the “Transaction”). Under the terms of the Agreement, Sequenom will pay to Seller $8,760,000, less (i) the aggregate outstanding principal balance under that certain promissory note, dated as of January 9, 2009, issued by Sequenom to Seller, less (ii) the aggregate amount of Seller’s liabilities assumed by Purchaser, and less (iii) $1,300,000 (the “Milestone Amount”). The Milestone Amount will be payable to Seller upon the completion of certain triggering events as provided for in the Agreement. Of the amounts payable to Seller, $1,515,500 will be payable in cash and the balance will be payable in either shares of Sequenom Common Stock or cash at the election of Sequenom. Any shares of Sequenom Common Stock issued to Seller at the closing of the Transaction will be priced at the average closing price of the Sequenom Common Stock over the ten trading day period ending on the third business day prior to the closing date of the Transaction; provided, however, that the average closing price is subject to a collar such that the maximum price is $25.59 per share and the minimum price is $20.94 per share. Any shares of Sequenom Common Stock issued as consideration for the Milestone Amount will be priced at the average closing price of the Sequenom Common Stock over the ten trading day period ending on the third trading day prior to the applicable triggering event for such payment.

The shares of Sequenom Common Stock to be issued to Seller will be issued pursuant Section 4(2) and Rule 506 of the Securities Act of 1933, as amended (the “Act”), and such shares of Common Stock will not be eligible for resale in accordance with Rule 144 under the Act until six months following the closing of the Transaction.

Assets to be sold pursuant to the Agreement include intellectual property, trade secrets and other general intangibles related to Seller’s AttoSense™ portfolio of tests, including tests for the detection and monitoring of human papillomavirus, systemic lupus erythematosus, chronic kidney disease and inflammatory bowel disease.

The Agreement contains various representations and warranties of Sequenom, Purchaser and Seller. Subject to certain exceptions and other provisions, each party has agreed to indemnify the other for breaches of representations and warranties, breaches of covenants and certain other matters.

The Agreement may be terminated (i) by mutual written consent, (ii) by either Purchaser or Seller if the closing of the Transaction has not taken place by March 31, 2009, (iii) by either Purchaser or Seller if the other party materially breaches the Agreement (subject to a right to cure), (iv) by either Purchaser or Seller if the other party fails to satisfy the applicable closing conditions or (v) by Purchaser if Seller has failed to use its commercially reasonable efforts to cause each recipient of Sequenom Common Stock to deliver a release agreement in the form provided for in the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

Date: January 26, 2009	By:	/s/ Clarke W. Neumann
Clarke W. Neumann
Vice President and General Counsel